Exhibit 10.2

EXECUTION

AMENDMENT NO. 1 TO
SEVENTH AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

AND

REAFFIRMATION OF PERFORMANCE UNDERTAKINGS

This Amendment No. 1 to Seventh Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertakings (this “Amendment”) is entered into as of January 4, 2017, among Dairy Group Receivables, L.P., a Delaware limited partnership (“Dairy Group”), and Dairy Group Receivables II, L.P., a Delaware limited partnership (“Dairy Group II” and, together with Dairy Group, the “Sellers” and each, a “Seller”), each of the parties listed on the signature pages hereof as an Existing Servicer (each, an “Existing Servicer” and collectively, the “Existing Servicers”), each of the parties listed on the signature pages hereof as an Additional Servicer (each, an “Additional Servicer” and collectively, the “Additional Servicers”; the Existing Servicers and the Additional Servicers, collectively, the “Servicers” and, each, a “Servicer”), each of the parties listed on the signature pages hereof as a Continuing Financial Institution (each, a “Continuing Financial Institution” and collectively, the “Continuing Financial Institutions”), Fifth Third Bank (the “Additional Financial Institution”; the Continuing Financial Institutions and the Additional Financial Institution, collectively, the “Financial Institutions” and, each, a “Financial Institution”), Credit Agricole Corporate and Investment Bank (the “Terminating Financial Institution”), Atlantic Asset Securitization LLC (the “Terminating Company”), each of the parties listed on the signature pages hereof as a Company (each, a “Company” and collectively, the “Companies”), Cooperatieve Rabobank U.A., New York Branch, as Agent (the “Agent”), PNC Bank, National Association, as LC Bank, and Dean Foods Company, as Provider (“Provider”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Seventh Amended and Restated Receivables Purchase Agreement, dated as of March 26, 2015, among the Sellers, the Existing Servicers, the Continuing Financial Institutions, the Terminating Financial Institution, the Terminating Company, the Companies, the LC Bank and the Agent (the “Existing Agreement,” and as further amended from time to time, the “Receivables Purchase Agreement”).

R E C I T A L S:

WHEREAS, the original parties to the Suiza Receivables Sale Agreement (as defined in the Receivables Purchase Agreement) wish to enter into the First Amendment, dated as of the date hereof, to the Suiza Receivables Sale Agreement, in the form heretofore delivered to the Agent, the Companies and the Financial Institutions (the “Suiza Receivables Sale Agreement Amendment”), providing, among other things, for the joinder of certain of the Additional Servicers as an additional Originators (as defined in the Suiza Receivables Sale Agreement);

WHEREAS, the original parties to the Dean Receivables Sale Agreement (as defined in the Receivables Purchase Agreement) wish to enter into the First Amendment, dated as of the date hereof, to the Dean Receivables Sale Agreement, in the form heretofore delivered to the Agent, the Companies and the Financial Institutions (the “Dean Receivables Sale

Agreement Amendment”; together with the Suiza Sale Agreement Amendment, the “Receivables Sale Agreement Amendments”), providing, among other things, for the joinder of certain of the Additional Servicers as additional Originators (as defined in the Dean Receivables Sale Agreement);

WHEREAS, the parties to the Receivables Sale Agreements and the Additional Servicers have requested that the Required Purchasers and the Agent consent to the Receivables Sale Agreement Amendments;

WHEREAS, in connection with the Receivables Sale Agreement Amendments, each Additional Servicer wishes to become a party to the Receivables Purchase Agreement as an additional Servicer upon and subject to the terms and conditions thereof;

WHEREAS, the Terminating Financial Institution and the Terminating Company each wishes to cease to be a party to the Receivables Purchase Agreement upon and subject to the terms and conditions thereof;

WHEREAS, the Additional Financial Institution wishes to become a party to the Receivables Purchase Agreement as an additional Company and Financial Institution upon and subject to the terms and conditions thereof;

WHEREAS, the parties hereto wish to amend the Existing Agreement in certain other respects, upon and subject to the terms and conditions set forth in this Amendment;

WHEREAS, in connection with the Receivables Purchase Agreement, Provider entered into each of (i) the Third Amended and Restated Dean Performance Undertaking Agreement, dated as of June 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Dean Performance Undertaking”), made by the Provider in favor of the Agent and Dairy Group II, and (ii) the Fourth Amended and Restated Performance Undertaking, dated as of June 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Suiza Performance Undertaking” and, together with the Dean Performance Undertaking, the “Performance Undertakings”, each, a “Performance Undertaking”), made by the Provider in favor of the Agent and Dairy Group;

WHEREAS, Provider desires to reaffirm its obligations under the Performance Undertakings after giving effect to the amendments set forth herein and in the Receivables Sale Agreement Amendments, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                          Joinder of Additional Servicers.  Each Additional Servicer hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall become a party to (as if it were an original signatory to) the Receivables Purchase Agreement as a Servicer thereunder, and from and after the Amendment Effective Date (as defined below), each Additional Servicer shall be a Servicer for all purposes of the Receivables Purchase Agreement.  Each of the other parties to the Receivables Purchase Agreement hereby agrees to the foregoing.

Each Additional Servicer hereby acknowledges that it has received copies of the Receivables Purchase Agreement and the other Transaction Documents.

Section 2.                                          Joinder of Additional Financial Institution; Termination of Terminating Financial Institution and Terminating Company.

(a) The Additional Financial Institution hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall become a party to (as if it were an original signatory to) the Receivables Purchase Agreement as a Company and Financial Institution thereunder, and from and after the Amendment Effective Date (as defined below), it shall be a Company and Financial Institution for all purposes of the Receivables Purchase Agreement.  The Commitment and LC Amount of the Additional Financial Institution shall be as set forth on Schedules A to the Receivables Purchase Agreement are hereby amended as shown on Schedule A hereto. Each of the other parties to the Receivables Purchase Agreement hereby agrees to the foregoing.  The Additional Financial Institution hereby acknowledges that it has received copies of the Receivables Purchase Agreement and the other Transaction Documents.

The Additional Financial Institution confirms to and agrees with the Agent and the other Financial Institutions as follows: (i) the Additional Financial Institution has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Receivables Purchase Agreement; (ii) the Additional Financial Institution will, independently and without reliance upon the Agent or any other Financial Institution and based on such documents and information as it shall deem in good faith appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Receivables Purchase Agreement or the Transaction Documents; and (iii) the Additional Financial Institution appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Receivables Purchase Agreement and the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article XI of the Receivables Purchase Agreement.

(b) The Terminating Financial Institution and the Terminating Company shall, from and after the Effective Date, cease to be party to, and shall cease to have any obligations under, the Receivables Purchase Agreement or any other Transaction Document as “Company”, “Financial Institution” or “Purchaser”, as applicable, and all of their respective rights and obligations under the Receivables Purchase Agreement and other Transaction Documents (other than those rights which expressly survive the termination or cancellation thereof or the departure of a Purchaser Group) shall terminate and cease to be of further force or effect.

Section 3.                                          Amendments to Receivables Purchase Agreement.  Subject to the terms and conditions set forth herein and upon satisfaction of the conditions precedent set forth in Section 6 hereof, the Receivables Purchase Agreement is hereby amended as follows:

(a)                                 Section 5.1 of the Receivables Purchase Agreement is amended by adding the following Section 5.1(y) at the end thereof:

(y) Anti-Corruption Laws.  Each Seller has instituted and maintained policies and procedures reasonably designed to promote and achieve material compliance with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption and anti-money laundering legislation, including in other jurisdictions (collectively, “Anti-Corruption Laws”).

(b)                                 Section 7.1(c) of the Receivables Purchase Agreement is amended by adding the following at the end thereof:

Such Seller Party will maintain in effect and enforce policies and procedures reasonably designed to achieve material compliance with Anti-Corruption Laws.

(c)                                  Section 7.2 of the Receivables Purchase Agreement is amended by adding the following Section 7.2(i) at the end thereof:

(i) Anti-Corruption Laws.  Such Seller Party will not, directly or indirectly, use the proceeds of any transaction hereunder for any purpose which would breach, in any material respect, any Anti-Corruption Law.

(d)                                 Section 12.1(c) of the Receivables Purchase Agreement is amended and restated as follows:

(c)                               Each of the Financial Institutions agrees that in the event that its short-term debt rating is below A-1 by S&P and below P-1 by Moody’s (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of the Company in such Affected Financial Institution’s Purchaser Group or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution in such Affected Financial Institution’s Purchaser Group or (y) another funding entity nominated by the Agent and acceptable to the Company in such Affected Financial Institution’s Purchaser Group, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital owing to the Financial Institutions in such Affected Financial Institution’s Purchaser Group and all accrued but unpaid Yield, fees and other costs and expenses owing to such Affected Financial Institution.

(e)                               Article XIV of the Receivables Purchase Agreement is hereby amended by adding the following Section at the end thereof:

SECTION 14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent that any Financial Institution that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA

Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                               a reduction in full or in part or cancellation of any such liability;

(ii)                                            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)                                         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(f)                                Exhibit I to the Receivables Purchase Agreement is hereby amended by adding the following definitions thereto in the appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country

(including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(g)                                  Exhibit I to the Receivables Purchase Agreement is hereby amended by deleting the definitions of “Business Day”, “Dean Credit Agreement”, “LIBO”, “Liquidity Termination Date” and “Purchase Limit” and substituting, in lieu thereof, respectively, the following:

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, Pittsburgh, Pennsylvania, or Cincinnati, Ohio or any other city specified in writing by a Purchaser to the Agent, each other Purchaser and the Administrative Seller, and The Depository Trust Company of New York and the commercial paper markets are open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Dean Credit Agreement” means that certain Credit Agreement, dated as of March 26, 2015, as amended as of November 23, 2015 and as further amended as of January 4, 2017 by and among Dean Foods Company, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, CoBank, ACB, Suntrust Robinson Humphrey, Inc., Coöperatieve Rabobank U.A., New York Branch, and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank N.A. and CoBank, ACB, as co-syndication agents, and Suntrust Robinson Humphrey, Inc., Coöperatieve Rabobank U.A., New York Branch, and PNC Bank, National Association, as co-documentation agents, without giving effect to any amendment, restatement, modification, refinancing or replacement thereof.

“LIBO” means, for any Tranche Period, (i) with respect to each Financial Institution other than PNC and Fifth Third Bank, the greater of (a) 0.00% and (b) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page), as determined by the Agent, or if no Purchaser Interest is held by a Financial Institution other than a Financial Institution in the Purchaser Group which includes SunTrust, as determined by the SunTrust

Company Agent, from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first day of the relevant Tranche Period, as the rate for dollar deposits with a maturity comparable to such Tranche Period; provided, that in the event that such rate is not available at such time for any reason, then the “LIBO” with respect to such Tranche Period shall be the rate, rounded upwards, if necessary, to the next 1/16 of 1%, at which dollar deposits of $5,000,000 and for a maturity comparable to such Tranche Period are offered by the principal London office of the Agent, or if no Purchaser Interest is held by a Financial Institution other than a Financial Institution in the Purchaser Group which includes SunTrust, are offered by SunTrust, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Tranche Period; (ii) with respect to PNC, the greater of (a) 0.00% and (b) for any day during such Tranche Period, a rate per annum equal to the thirty (30) day London-Interbank Offered Rate appearing on the Bloomberg BBAM (British Bankers Association) Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by PNC from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London; provided, that in the event that such rate is not available on any day at such time for any reason, then the rate for such day shall be the rate at which thirty (30) day U.S. Dollar deposits of $5,000,000 are offered by PNC in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if PNC is for any reason unable to determine the rate in the foregoing manner or has determined in good faith that the rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, the rate for such day shall be the Alternate Base Rate; and (iii) with respect to Fifth Third Bank, the greater of (a) 0.00% and (b) for any day during such Tranche Period, a rate per annum equal to the thirty (30) day London-Interbank Offered Rate appearing on the Bloomberg BBAM (British Bankers Association) Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Fifth Third Bank from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London; provided, that in the event that such rate is not available on any day at such time for any reason, then the rate for such day shall be the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Fifth Third Bank at 11:00 a.m. (London time) 2 Business Days before the beginning of such Tranche Period by 3 or more major banks in the interbank eurodollar market selected by the Fifth Third Bank for delivery on the first day of and for a period equal to such Tranche Period and in an amount equal to $5,000,000, and if Fifth Third Bank is for any reason unable to determine the rate in the foregoing manner or has determined in good faith that the rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, the rate for such day shall be the Alternate Base Rate.

“Liquidity Termination Date” means January 3, 2020.

“Purchase Limit” means $450,000,000, as such amount may be modified in accordance with the terms of Section 4.6(a).

(h)                                 Annex A to Exhibit I to the Receivables Purchase Agreement is hereby amended as shown on Exhibit A hereto.

(i)                                     Exhibits III and IV to the Receivables Purchase Agreement are hereby amended as shown on Exhibits III and IV hereto, respectively.

(j)                                    Schedules A, C, D and E to the Receivables Purchase Agreement are hereby amended as shown on Schedule A, C, D and E hereto, respectively.

Section 4.                                          Consents. The Agent and the Required Purchasers hereby consent to the execution and delivery of the Receivables Sale Agreement Amendments by the parties thereto and the Additional Servicers and to the amendments and other modifications to the Receivables Sale Agreements set forth therein.

Section 5.                                          Reaffirmation of Performance Undertakings.  Provider acknowledges the Receivables Sale Agreement Amendments and the amendments to the Receivables Purchase Agreement effected hereby. Provider agrees that, for all purposes, each Additional Servicer shall be an “Originator” and “Servicer” as each such term is used in the Performance Undertaking relating to the Receivables Sale Agreement to which such Additional Servicer has become a party. Provider reaffirms, after giving effect to such amendments and the agreements and documents being entered into in connection herewith and therewith and to the provisions of the preceding sentence, that its obligations under each of the Performance Undertakings and each other Transaction Document to which it is a party continue in full force and effect and are hereby ratified, reaffirmed and confirmed.

Section 6.                                          Conditions to Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)                                 Amendment.  The Agent shall have received, on or before the date hereof, executed counterparts of this Amendment duly executed by each Company, each Seller, each Servicer, the Provider, the Agent and the Required Purchasers.

(b)                                 Fee Letter. The Agent shall have received, on or before the date hereof, executed counterparts of the amendment and restatement of the Fee Letter dated as of the date hereof duly executed by each of the parties thereto, and the Agent and the Purchasers shall have received all fees and expenses required to be paid on or prior to the date hereof pursuant to the terms of the Fee Letter, as so amended and restated.

(c)                                  Receivables Sale Agreement Amendments. The Additional Servicers and each of the parties to the Receivables Sale Agreements shall have duly executed and delivered the Receivables Sale Agreement Amendments, effective upon (and subject to the occurrence of) the Amendment Effective Date.

(d)                                 Other Documents and Opinions. The Agent shall have received such other approvals, opinions or documents with respect to this Amendment, the Receivables Sale Agreement Amendments as the Agent may reasonably request, including evidence of filing of required UCC-1 financing statements and opinions of counsel to the Seller Parties.

(e)                                  Representations and Warranties.  As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties contained in the Receivables Purchase Agreement and in each other Transaction Document (except representations and warranties which relate to a specific date, which were true and correct as of such date) shall be true and correct as though made on and as of the date hereof (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

(f)                                   No Amortization Event or Potential Amortization Event.  As of the date hereof, both before and after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

Section 7.                                          Miscellaneous.

(a)                                 Effect; Ratification.  The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Receivables Purchase Agreement or of any other instrument or agreement referred to therein; or (ii) prejudice any right or remedy which the Companies, the Financial Institutions or the Agent may now have or may have in the future under or in connection with the Receivables Purchase Agreement or any other instrument or agreement referred to therein.  Each reference in the Receivables Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the “Receivables Purchase Agreement” or to the “Purchase Agreement” or to the Receivables Purchase Agreement shall mean the Receivables Purchase Agreement, as amended hereby.  This Amendment shall be construed in connection with and as part of the Receivables Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Receivables Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(b)                                 Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Receivables Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c)                                  Costs, Fees and Expenses.  Each Seller agrees to reimburse the Agent and the Purchasers upon demand for all costs, fees and expenses (including the reasonable fees and expenses of counsel to the Agent and the cost of rating the Commercial Paper by independent financial rating agencies) incurred in connection with the preparation, execution and delivery of this Amendment.

(d)                                 Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e)                                  Severability.  Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

(f)                                   GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

DAIRY GROUP RECEIVABLES, L.P.,
as Seller
By: Dairy Group Receivables GP, LLC,
Its: General Partner

By:	/s/ Kristy N. Waterman
Name:	Kristy N. Waterman
Title:	Vice President, Chief Counsel — Corporate
and Secretary

DAIRY GROUP RECEIVABLES II, L.P.,
as Seller
By: Dairy Group Receivables GP II, LLC,
Its: General Partner

By:	/s/ Kristy N. Waterman
Name:	Kristy N. Waterman
Title:	Vice President, Chief Counsel — Corporate
and Secretary

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

NIEUW AMSTERDAM RECEIVABLES CORPORATION
B.V., as a Company

By: Intertrust Management B.V., Managing Director

By:	/s/ S. Galesloot
Name:	S. Galesloot
Title:	Proxyholder

By:	/s/ A. Vink
Name:	A. Vink
Title:	Proxyholder

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

COÖPERATIEVE RABOBANK U.A., as a Continuing Financial Institution and LC Participant

By:	/s/ Jennifer Vervoorn
Name:	Jennifer Vervoorn
Title:	Director

By:	/s/ A.C.M. van Leijsen
Name:	A.C.M. van Leijsen
Title:	Executive Director

COÖPERATIEVE RABOBANK U.A., New York Branch, as Agent

By:	/s/ Christopher Lew
Name:	Christopher Lew
Title:	Executive Director

By:	/s/ Thomas McNamara
Name:	Thomas McNamara
Title:	Vice President

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

SUNTRUST BANK, as a Continuing Financial Institution, LC Participant and Company

By:	/s/ David Hufnagel
Name:	David Hufnagel
Title:	Vice President

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Continuing Financial Institution, LC Participant, Company and LC Bank

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

ATLANTIC ASSET SECURITIZATION LLC, as the Terminating Company

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Terminating Financial Institution and LC Participant

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

FIFTH THIRD BANK, as the Additional Financial Institution, a Company and LC Participant

By:	/s/ Andrew D. Jones
Name:	Andrew D. Jones
Title:	Director

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

DEAN FOODS COMPANY, as a Provider

By:	/s/ James V. Kenwood
Name:	James V. Kenwood
Title:	Vice President and Treasurer

DEAN DAIRY HOLDINGS, LLC, as an Existing Servicer
SUIZA DAIRY GROUP, LLC, as an Existing Servicer

By:	/s/ James V. Kenwood
Name:	James V. Kenwood
Title:	Vice President and Treasurer

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

ALTA-DENA CERTIFIED DAIRY, LLC, as an Existing Servicer
BERKELEY FARMS, LLC, as an Existing Servicer
COUNTRY FRESH, LLC, as an Existing Servicer
DEAN EAST, LLC as an Existing Servicer
DEAN EAST II, LLC as an Existing Servicer
DEAN FOODS NORTH CENTRAL, LLC, as an Existing Servicer
DEAN FOODS OF WISCONSIN, LLC, as an Additional Servicer
DEAN WEST, LLC, as an Existing Servicer
DEAN WEST II, LLC, as an Existing Servicer
FRIENDLY’S ICE CREAM HOLDINGS CORP., as an Additional Servicer
FRIENDLY’S MANUFACTURING AND RETAIL, LLC, as an Additional Servicer
GARELICK FARMS, LLC, as an Existing Servicer
MAYFIELD DAIRY FARMS, LLC, as an Existing Servicer
MIDWEST ICE CREAM COMPANY, LLC, as an Existing Servicer
MODEL DAIRY, LLC, as an Existing Servicer
REITER DAIRY, LLC, as an Existing Servicer
SHENANDOAH’S PRIDE, LLC, as an Existing Servicer
SOUTHERN FOODS GROUP, LLC, as an Existing Servicer
TUSCAN/LEHIGH DAIRIES, INC., as an Existing Servicer
VERIFINE DAIRY PRODUCTS OF SHEBOYGAN, LLC, as an Existing Servicer

By:	/s/ Kristy N. Waterman
Name:	Kristy N. Waterman
Title:	Vice President, Chief Counsel — Corporate and Secretary

[Signature Page to Amendment No.1 to Seventh Amended and Restated Receivables Purchase Agreement]

EXHIBIT A to Amendment No. 1

[Attached]

Annex A to Exhibit I

Financial Covenants and Related Definitions

*** Capitalized terms used in this Annex A to Exhibit I but not otherwise defined herein shall have, solely for purposes of this Annex A to Exhibit I, the respective meanings given to such terms in the Dean Credit Agreement as in effect on the date hereof, without giving effect to any amendment, restatement, modification or waiver thereof, or refinancing or replacement thereof, in each case, that has not been consented to in writing by the Administrative Agent and the Required Purchasers.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.***

Financial Covenants

Total Net Leverage Ratio.  The Borrower shall not permit the Total Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.25 to 1.00.

Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.25 to 1.00.

Definitions

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders under the Dean Credit Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01 of the Dean Credit Agreement, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries, and (b) none of the Restricted Subsidiaries of the Borrower shall be considered Affiliates. For purposes of this Annex A to Exhibit I, all Unrestricted Subsidiaries shall be considered Affiliates of the Borrower and its Restricted Subsidiaries.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions of the

Annex A to Exhibit I-1

Dean Credit Agreement. As of the Second Amendment Effective Date, the Aggregate Commitment is $450,000,000.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment; provided that, in the case of Section 2.21 of the Dean Credit Agreement when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Material Restricted Subsidiary, other than (i) Excluded Dispositions and Specified Sales, (ii) sales, transfers or dispositions described in Section 6.05(b), 6.05(c), 6.05(d), 6.05(f), 6.05(g) or 6.05(h) of the Dean Credit Agreement and (iii) any Equity Issuance of the Borrower or any of its Restricted Subsidiaries.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of the Dean Credit Agreement), and accepted by the Administrative Agent, in the form of Exhibit A to the Dean Credit Agreement or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by any Loan Party, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Available Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Revolving Exposure of all Lenders at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Annex A to Exhibit I-2

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means Dean Foods Company, a Delaware corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Captive Insurance Company” means any Subsidiary of the Borrower that is organized and subject to regulation as an insurance company, or the principal purpose of which is to procure insurance for the benefit of the Borrower and/or its Restricted Subsidiaries.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

Annex A to Exhibit I-3

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

(d)           repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e)           auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans under the Dean Credit Agreement, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure under the Dean Credit Agreement, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 of the Dean Credit Agreement, (b) increased from time to time pursuant to Section 2.04 of the Dean Credit Agreement and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of the Dean Credit Agreement.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to:  (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication:  (i) Consolidated Interest Expense, (ii) provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization expense and other non-cash charges, expenses or losses (except for any such expense that requires accrual of a reserve for anticipated future cash payments for any period), (iv) non-recurring, cash charges, expenses or losses (including, for the avoidance of doubt, non-recurring, cash charges, expenses or losses constituting restructuring charges or reserves, costs related to the closure and/or consolidation of facilities, contract termination costs and severance expenses) not exceeding $15,000,000 in any four fiscal quarter period, (v) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (vi) any extraordinary or unusual charges or expenses (including amounts paid on early terminations of Swap Agreements), (vii) non-cash

Annex A to Exhibit I-4

losses from foreign exchange translation adjustments or Swap Agreements during such period and (viii) the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Second Amendment Effective Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, plus (c) (x) cost-savings add-backs resulting from non-recurring charges related to Permitted Acquisitions or dispositions as permitted pursuant to Regulation S-X of the Securities Exchange Act of 1934 or as approved by the Administrative Agent (calculated after giving pro forma effect to the full-year impact of the relevant Permitted Acquisition or disposition) and (y) the amount of “run rate” net cost savings and operating expense reductions related to any acquisition, disposition, asset sale, divestiture or investment after the Second Amendment Effective Date and projected by the Borrower in good faith to result from actions actually taken during the period that is, or expected to be taken no later than, 12 months after the date of such transaction (which “run rate” net cost savings and operating expense reductions shall be calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of the period for which Consolidated EBITDA is being determined and realized during the entirety of such period, without duplication of any pro forma adjustment for any such subsequent period that would otherwise be permitted under this clause (c)), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and operating expense reductions under this clause (c) are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and (B) the aggregate amount of such add-backs under this clause (c) shall not exceed 10% of Consolidated EBITDA for the applicable four-quarter period (calculated after giving pro forma effect to the full-year impact of the relevant acquisition, disposition, asset sale, divestiture or investment, but prior to inclusion of any such add-backs), minus (d) the following to the extent included in the determination of Consolidated Net Income for such period, without duplication:  (i) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Agreements during such period, (ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Agreements), and (iii) any federal, state, local and foreign income tax credits.  “Consolidated EBITDA” shall not include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are not Subsidiary Guarantors, but shall include income (or loss) attributable to non-controlling interests in Restricted Subsidiaries that are Subsidiary Guarantors.  In addition, to the extent that for any period the portion of Consolidated EBITDA attributable to Material Restricted Subsidiaries that are Domestic Subsidiaries but that are not Subsidiary Guarantors exceeds 10% of Consolidated EBITDA (such amount in excess of 10% of Consolidated EBITDA, the “Excess EBITDA”), then such Excess EBITDA shall be excluded from the calculation of Consolidated EBITDA.

Annex A to Exhibit I-5

Notwithstanding anything to the contrary in the Dean Credit Agreement or herein, it is agreed that for the purpose of calculating the Total Net Leverage Ratio and the Interest Coverage Ratio for any period that includes the fiscal quarters ended September 30, 2016, June 30, 2016, March 31, 2016 or December 31, 2015, (i) Consolidated EBITDA for the fiscal quarter ended September 30, 2016 shall be deemed to be $112,000,000,  (ii) Consolidated EBITDA for the fiscal quarter ended June 30, 2016 shall be deemed to be $118,000,000, (iii) Consolidated EBITDA for the fiscal quarter ended March 31, 2016 shall be deemed to be $128,000,000 and (iv) Consolidated EBITDA for the fiscal quarter ended December 31, 2015 shall be deemed to be $115,000,000, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) all obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent such letters of credit have been cash collateralized) and bankers’ acceptances, but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (excluding any Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations under conditional sale or other title retention agreements relating to assets purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (f) above of another Person; (h) all Indebtedness of the type specified in clauses (a) through (f) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by the Borrower or a Restricted Subsidiary, whether or not the obligations secured thereby have been assumed; and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the Laws of a jurisdiction other than the United States or a state thereof) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.  For the avoidance of doubt, Consolidated Funded Indebtedness shall exclude (i) Hybrid Equity Securities issued by the Borrower or any Subsidiary and (ii) the aggregate outstanding amount

Annex A to Exhibit I-6

of any Permitted Receivables Financing.  For purposes of this Annex A to Exhibit I, the definition of “Consolidated Funded Indebtedness” shall exclude any Indebtedness under the Contingent Subordinated Obligation until such Indebtedness is reflected as a liability or contingent obligation on the consolidated balance sheet of the Borrower.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP):  (a) all interest in respect of Indebtedness (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) and costs of surety bonds, in each case determined after giving effect to any net payments made or received under interest rate Swap Agreements minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses, and amounts paid (or plus any amounts received) on early terminations of Swap Agreements.

“Consolidated Net Income” means, for any period, net income after taxes for such period of the Borrower and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP.  Except as otherwise provided in this Annex A to Exhibit I, the applicable period shall be for the four (4) consecutive quarters most recently ended as of the date of computation.

“Contingent Subordinated Obligation” means the contingent subordinated obligation described on Schedule 6.01 to the Dean Credit Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto,

“Defaulting Lender” means, subject to the last paragraph of Section 2.21 of the Dean Credit Agreement, any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it under the Dean Credit Agreement unless such Lender’s failure to fund is based on such Lender’s good faith determination that the conditions precedent to each funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination (each of which conditions precedent shall be specifically identified in such writing), (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend or expect to comply with any of its funding obligations under the Dean Credit Agreement or has made a public statement to the effect that it does not intend or expect to comply with its funding obligations (i) under the Dean Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under the Dean Credit Agreement cannot be satisfied) or (ii) under other agreements in which it

Annex A to Exhibit I-7

is obligated to extend credit unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of the Dean Credit Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it under the Dean Credit Agreement within three Business Days  of the date when due, unless the subject of a good faith dispute, (e) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or (f) become the subject of a Bail-In Action.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 26, 2015, the date on which the conditions specified in Section 4.01 of the Dean Credit Agreement were satisfied (or waived in accordance with Section 9.02 of the Dean Credit Agreement).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Annex A to Exhibit I-8

“Equity Issuance” means any issuance by the Borrower or any of its Restricted Subsidiaries to any Person which is not the Borrower or a Subsidiary of (a) shares of its Equity Interests or Hybrid Equity Securities (excluding issuances of Equity Interests to directors, officers, consultants or other employees under any equity award program, employee stock purchase plan or other employee benefit plan in existence from time to time), (b) any shares of its Equity Interests pursuant to the exercise of options (excluding for purposes of this Annex A to Exhibit I the issuance of Equity Interests pursuant to the exercise of stock options held by directors, officers, consultants or other employees or former employees of the Loan Parties or personal representatives or heirs or beneficiaries of any of them) or warrants or (c) any shares of its Equity Interests or Hybrid Equity Securities pursuant to the conversion of any debt securities to equity.

“Excluded Dispositions” means the sale, transfer, or other disposition of (a) any motor vehicles or other equipment no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries, (b) any inventory, materials and other assets in the ordinary course of business and on ordinary business terms, and (c) Cash Equivalents described in clause (a) of the definition thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without

Annex A to Exhibit I-9

limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  For purposes of this Annex A to Exhibit I, the amount of any Guarantee shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P and Basket C equity credit by Moody’s and (ii) other than solely through the issuance of Equity Interests, (a) require no repayments or prepayments and no redemptions, repurchases, sinking fund payments or defeasement and (b) do not otherwise provide for (1) any obligations thereunder or in connection therewith to become due prior to their scheduled maturity or (2) an ability (with or without the giving of notice, the lapse of time or both) for the holder or holders of any such securities or any trustee or agent on its or their behalf to cause any such obligations to become due, in each case, prior to at least 91 days after the Maturity Date.

“Indebtedness” means, as of any date of determination with respect to any Person, without duplication:  (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) the maximum amount of all letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including Permitted Receivables Financings), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all obligations of such Person under take-or-pay or similar arrangements; (h) all net obligations of such Person under Swap Agreements; (i) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (h) above of another person; (j) all Indebtedness of the type specified in clauses (a) through (i) above of another Person secured by

Annex A to Exhibit I-10

(or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and (k) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Interest Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense paid or payable in cash, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA and Consolidated Interest Expense for such four fiscal quarter period or other applicable period shall be determined on a Pro Forma Basis.

“Issuing Bank” means each of Bank of America, N.A. and JPMorgan Chase Bank, National Association, each in its individual capacity as an issuer of Letters of Credit under the Dean Credit Agreement and its successors in such capacity as provided in Section 2.06(i) of the Dean Credit Agreement and any Lender appointed by the Borrower (with the consent of such Lender and the Administrative Agent) as such by notice to the Lenders as a replacement for any Issuing Bank who is at the time of such appointment a Defaulting Lender.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed LC Disbursements, including all Letter of Credit Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05 of the Dean Credit Agreement.  For all purposes of the Dean Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Annex A to Exhibit I-11

“Lenders” means the Persons listed on the Schedule 1.01 to the Dean Credit Agreement and any other Person that shall have become a Lender under the Dean Credit Agreement pursuant to Section 2.04 of the Dean Credit Agreement or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party thereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued under the Dean Credit Agreement providing for the payment of cash upon the honoring of a presentation thereunder and shall include the existing Letters of Credit described in Section 2.06 of the Dean Credit Agreement.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any time, the sum of (a) the Available Revolving Commitment at such time, but only to the extent available to be drawn as Loans under the Dean Credit Agreement in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of the Dean Credit Agreement, plus (b) amounts available to be drawn under any Permitted Receivables Financing in compliance (including compliance on a Pro Forma Basis) with Section 6.11 and the other provisions of the Dean Credit Agreement, plus (c) the unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis as of such time.

“Loan Documents” means the Dean Credit Agreement, any promissory notes issued pursuant to the Dean Credit Agreement, any Letter of Credit applications, the Collateral Documents identified in the Dean Credit Agreement, the Subsidiary Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 of the Dean Credit Agreement executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Dean Credit Agreement or the transactions contemplated thereby.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to the Dean Credit Agreement, including Swingline Loans and any loans made under any Term Loan Facility.

Annex A to Exhibit I-12

“Material Indebtedness” means (i) the Contingent Subordinated Obligation and (ii) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Restricted Subsidiary” means (i) each Restricted Subsidiary that is a borrower or guarantor of any Material Indebtedness or a guarantor of any Indebtedness under the Senior Notes, (ii) any other Restricted Subsidiary (other than a Receivables Financing SPC) with assets of $500,000 or more and (iii) any other Restricted Subsidiary that owns any material domestic intellectual property; provided, however, if the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries at any time exceeds $10,000,000, the Borrower shall designate one or more of such Restricted Subsidiaries as Material Restricted Subsidiaries such that, after giving effect to such designations, the aggregate assets of Restricted Subsidiaries (other than Receivables Financing SPCs) that are not Material Restricted Subsidiaries shall be less than $10,000,000.

“Maturity Date” means January 4, 2022 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms of the Dean Credit Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or to any Issuing Bank or any indemnified party arising under the Loan Documents.

“Permitted Acquisition” means an acquisition by the Borrower or any of its Restricted Subsidiaries which (i) is an acquisition of a Person or assets of a Person in a line of business permitted by Section 6.03(b) of the Dean Credit Agreement, (ii) both immediately before and immediately after giving effect to such acquisition, no Default exists, (iii) after giving effect to such acquisition on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries are in compliance with each of the financial covenants set forth in this Annex A to Exhibit I; (iv) is approved by the board of directors (or similar governing body) or the requisite shareholders (or other equityholders) of the Person being acquired or Person transferring the assets being acquired, (v) if an acquisition of Equity Interests of a Person, greater than fifty percent (50%) of all issued and outstanding Equity Interests of such Person is acquired, (vi) after giving effect to such acquisition, the Liquidity of the Borrower and its Restricted Subsidiaries shall not be less than $200,000,000, and (vii) each Person acquired shall become a Restricted Subsidiary, unless such Person is designated as an Unrestricted Subsidiary, in compliance with the Dean Credit Agreement.

Annex A to Exhibit I-13

“Permitted Receivables Financing” means any one or more receivables financings in which (a) any Loan Party or any Restricted Subsidiary (i) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) any Loan Party or any Restricted Subsidiary sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (A) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $625,000,000 and (B) such financings shall not involve any recourse to any Loan Party or any Restricted Subsidiary for any reason other than (x) repurchases of non-eligible assets or (y) indemnifications for losses other than credit losses related to the Transferred Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity

“Pro Forma Basis” means, with respect to any Specified Transaction, that for purposes of calculating the financial covenants set forth in this Annex A to Exhibit I, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 5.01(a) or 5.01(b) of the Dean Credit Agreement (or, prior to the delivery of the first financial statements following the Second Amendment Effective Date pursuant to Section 5.01 of the Dean Credit Agreement, as of the first day of the most recent four fiscal quarter period ending on the last day of the most recent quarter for which financial statements have been delivered to the Administrative Agent prior to the Second Amendment Effective Date).  In connection with the foregoing, (a) with respect to the incurrence of any Indebtedness, such Indebtedness shall be deemed to have been incurred as of the first day of the applicable period, (b) with respect to the retirement, repayment or refinancing of any Indebtedness, such Indebtedness shall be deemed to have been retired, repaid or refinanced, as the case may be, as of the first day of the applicable period, (c) with respect to any Asset Sale or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, and (d) with respect to any Permitted Acquisition, (i) income statement and cash flow

Annex A to Exhibit I-14

statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 of the Dean Credit Agreement and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Receivables Financier” shall have the meaning set forth in the definition of Permitted Receivables Financing.

“Receivables Financing SPC” means, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Restricted Subsidiary sells, contributes or otherwise conveys Transferred Assets in connection with such Permitted Receivables Financing and each general partner of any such Subsidiary or Affiliate.

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Restricted Subsidiaries” means the Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01 of the Dean Credit Agreement.

“Second Amendment” means that certain Second Amendment to the Dean Credit Agreement, dated as of the Second Amendment Effective Date, among the Loan Parties, the Administrative Agent, the Consenting Lenders (as defined therein) and the other parties thereto.

“Second Amendment Effective Date” means January 4, 2017.

“Senior 2017 Notes” means those certain 6.9% Senior Notes due 2017 issued pursuant to the Indenture dated as of January 15, 1995 by and between Dean Holding

Annex A to Exhibit I-15

Company and Bank of America Illinois, as trustee, in an aggregate outstanding principal amount of $142,000,000 as of the Effective Date.

“Senior Notes” means (i) the Senior 2017 Notes and (ii) those certain 6.5% Senior Notes due 2023 issued pursuant to the terms of the Indenture dated as of February 25, 2015 by and between the Borrower, the guarantors listed therein and The Bank of New York Trust Company, as trustee, in an aggregate outstanding principal amount of $700,000,000 as of the Effective Date.

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer, lease or other disposition of obsolete or worn-out property or assets in the ordinary course of business, (c) the sale, transfer or other disposition of cash or Cash Equivalents, (d) the sale, transfer or other disposition of Equity Interests of Unrestricted Subsidiaries, (e) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (f) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property.

“Specified Transaction” means, with respect to any period, any (i) Permitted Acquisition or other investment, (ii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations in any Recovery Event) and (iii) incurrence, amendment, modification, repayment or refinancing of Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Restricted Subsidiary that becomes a party to a Subsidiary Guaranty (including pursuant to a joinder or supplement thereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or

Annex A to Exhibit I-16

economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than in respect of Equity Interests of the Borrower), in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary reasonably believes it has actual exposure or entered into in order to effectively cap, collar or exchange interest rates; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means a Loan made pursuant to Section 2.05 of the Dean Credit Agreement.

“Term Loan Facility” has the meaning assigned to such term in Section 2.04 of the Dean Credit Agreement.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness, minus unrestricted cash and Cash Equivalents, after giving effect to any adjustments for international tax effects at an assumed withholding rate of 35% (or such lesser statutory rate as may be in effect from time to time), as applicable, in an aggregate amount not to exceed $50,000,000 to the extent held by the Borrower and the Restricted Subsidiaries on a consolidated basis on such date on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date); provided that Consolidated Funded Indebtedness and Consolidated EBITDA for such four fiscal quarter period or other applicable period shall be determined on a Pro Forma Basis.

“Transferred Assets” shall have the meaning set forth in the definition of Permitted Receivables Financing.

“Unrestricted Subsidiaries” means (i) any Captive Insurance Company and each Receivables Financing SPC, (ii) any Subsidiary of the Borrower set forth on Schedule 1.01(c) to the Dean Credit Agreement (as of the Second Amendment Effective Date, the Unrestricted Subsidiaries of the Borrower are set forth on Schedule 1.01(c) to the Dean Credit Agreement), (iii) any Restricted Subsidiary of the Borrower (other than any Restricted Subsidiary that owns, either directly or through its Subsidiaries, any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary thereof (other than solely such Subsidiary or any Subsidiary of the Subsidiary to be so designated)) designated by the Borrower after the Second Amendment Effective Date as an Unrestricted Subsidiary by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Second Amendment Effective Date (with the reasonable consent of the Specified Agents) so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such

Annex A to Exhibit I-17

designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in this Annex A to Exhibit I and (c) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) and (b), and containing the calculations and information required by the preceding clause (b) and (iv) any subsidiary of an Unrestricted Subsidiary. Notwithstanding the foregoing, no Subsidiary that guarantees or otherwise becomes directly or indirectly liable for any Material Indebtedness of any Loan Party shall be an Unrestricted Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Annex A to Exhibit I-18

EXHIBIT III

JURISDICTION OF ORGANIZATION; PRINCIPAL PLACES OF BUSINESS;
LOCATIONS OF RECORDS; FEIN; STATE ORG. NO.; OTHER NAMES

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

1. Alta-Dena Certified Dairy, LLC	DE	17637 East Valley Boulevard City of Industry, California 91744	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	36-4261347	2964500

DEA, Inc. (4/27/99)

Alta-Dena Holdings, Inc.
(12/31/02)

Alta-Dena Certified Dairy, Inc.
(04/27/06)

Dean Foods Company of
California, LLC (12/31/10)

Dean SoCal, LLC (12/31/10)

Swiss II, LLC (12/31/10)

Dean Foods of Southern
California, LLC (12/31/12)

2. Berkeley Farms, LLC	CA	25500 Clawiter Road Hayward, California 94545	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	94-3308965	200612510201	BFD Acquisition Co. (11/5/98) Berkeley Farms, Inc. (04/27/06) BFD Acquisition Co. (08/13/98)

3. Country Fresh, LLC	MI	2555 Buchanan Avenue Grand Rapids, Michigan 49548	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	38-1256303	B58-237	Melody Farms, LLC (12/31/07) London’s Farm Dairy, LLC (12/31/02) Golden Valley Dairy, LLC (12/22/06) Grocer’s Dairy Co. (12/14/99) Country Fresh I, LLC

Exh. III-1

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

(12/15/99)

CFI/TMP, Inc. (12/16/99)

Northern Falls Water
Company, Inc. (12/17/99)

Dairy Products of Michigan,
Inc. (12/18/99)

Southeastern Juice Packers,
Inc. (12/19/99)

Frostbite Brands, Inc.
(12/20/99)

Country Fresh Wesley, Inc.
(12/21/99)

East Coast Ice Cream L.L.C.
(12/22/99)

Country Fresh, Inc. (1/4/00)

4. Dean Dairy Holdings, LLC	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2969188	3469364

31 Logistics, LLC (12/23/09)

Barber Milk, LLC (12/23/09)

Barber Ice Cream, LLC
(12/23/09)

Creamland Dairies, LLC
(12/23/09)

Dean Dairy Specialties, LLC
(5/31/02)

Dean Milk Company, LLC
(12/23/09)

Fairmont Dairy, LLC
(12/23/09)

Meadow Brook Dairy
Company (12/23/09)

Exh. III-2

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

T.G. Lee Foods, LLC
(12/23/09)

Purity Dairies, LLC
(12/23/09)

McArthur Dairy, LLC
(12/23/09)

Liberty Dairy Company
(12/23/09)

Dean Dairy Products
Company, LLC (12/31/08)

Dean Foods Company of
Indiana, LLC (12/31/08)

Dean Illinois Dairies, LLC
(12/31/08)

Swiss Premium Dairy, LLC
(12/31/08)

5. Dean East, LLC	DE	2900 Bristol Highway Johnson City, Tennessee 37601-3440	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	74-2938751	3139100	Dean Midwest Holding, Ltd. (11/30/08) Dean Midwest II, LLC (4/27/06) Dean Southeast, LLC (4/27/06) Suiza Southeast, LLC (12/21/01)

6. Dean East II, LLC	DE	2900 Bristol Highway Johnson City, Tennessee 37602- 3440	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2969192	3470598	Dean Midwest, LLC (4/27/06) Dean Northeast II, LLC (4/27/06) RDPC, Inc. ( 1/1/04) Dean Southeast II, LLC (12/21/01)

Exh. III-3

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

7. Dean Foods Company	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2559681	2434587	Project Puck Corp. (12/21/01) Suiza Holdings, Inc. (3/28/95) Suiza Foods Corporation (12/21/01) Velda Holdings, L.P. (3/28/95) Suiza Holdings, L.P. (3/28/95)

8. Dean Foods of Wisconsin, LLC	DE	3339 S. Ridge Road Ashwaubenon, Wisconsin 54115	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	26-4552504	4670171	GG Acquisition, LLC (04/03/09)

9. Dean Foods North Central, LLC	DE	Broadway Place East 3433 Broadway Street NE Minneapolis, Minnesota 55413	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	36-4277858	2996385	DFC Acquisition Co. (6/8/00) Dean Foods Lakes, Inc. (6/9/00) Dean Foods North Central, Inc. (4/27/06)

10. Dean Intellectual Property Services II, Inc.	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	05-0533512	3572551	THF Equities, LP (12/13/05) Dean Intellectual Property Services II, L.P. (11/30/08) Dean Legacy Brands, Inc. (11/30/08)

11. Dean Transportation Inc.	OH	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	34-1848896	995251	Gandy’s Transportation, LLC (02/28/05) SFG Transportation, LLC (02/28/05)

Exh. III-4

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

12. Dean West, LLC	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2938753	3122616	Suiza West, LLC (12/21/01) Suiza Southwest, LLC (02/24/00) Dean Southwest, LLC (12/21/01) SFG Management Limited Liability Company (7/19/07) Southern Foods Holdings (7/19/07)

13. Dean West II, LLC	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2969190	3469371	International Milk Sales, Inc. (1/9/04) Dean Southwest II, LLC (12/21/01)

14. Friendly’s Ice Cream Holdings Corp.	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	46-4527609	5452880	None

15. Friendly’s Manufacturing and Retail, LLC	DE	1855 Boston Road Wilbraham, Massachusetts 01095	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	36-4719828	5089571	None

16. Garelick Farms, LLC	DE	124 Grove Street Franklin, Massachusetts 02038	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	52-2133221	2972968	New England Dairies, LLC (12/23/09) Terrace Dairy, LLC (12/23/09) Suiza GTL, LLC (12/3/98) Grant’s Dairy, Inc. (12/4/98) West Lynn Creamery Realty Corp. (12/5/98)

Exh. III-5

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

Garelick Farms, Inc. (12/6/1998)

Scangas Bros. Holdings, Inc. (12/7/98)

Miscoe Springs, Inc. (12/8/98)

Cumberland Farms, Inc. (12/9/98)

West Lynn Creamery, Inc. (12/10/98)

Fairdale Farms, Inc. (12/21/01)

Dean Northeast, LLC (04/27/06)

17. Mayfield Dairy Farms, LLC	DE	813 Madison Avenue P.O. Box 310 (37371) Athens, Tennessee 37303	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	62-0583008	3469476	Mayfield Dairy Farms, Inc. (12-21-01) (Tennessee) Mayfield Dairy Farms, Inc. (04/27/06)

18. Midwest Ice Cream Company, LLC	DE	630 Meadow Street Belvidere, Illinois 61008	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	36-4400130	3300351	Dean Foods Ice Cream Company (5/31/02) Dean Foods Regional Business Services, Inc. (01/01/04) The Meadows Distributing Company (01/01/04) Midwest Ice Cream Company (04/27/06)

19. Model Dairy, LLC	DE	500 Gould Street Reno, Nevada 89502	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2677981	3140213	Model Dairy, Inc. (1-1-00)

Exh. III-6

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

20. Reiter Dairy, LLC	DE	1961 Commerce Circle Springfield, Ohio 45504	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	04-3673675	3528456

Reiter Dairy, Inc. (12/2/86)

RDI Purchase Corporation (5/1/02)

Reiter Akron, Inc. (6/24/03)

Reiter Springfield, LLC (6/24/03)

Reiter Dairy of Akron, Inc. (04/27/06)

Reiter Dairy of Springfield, LLC (04/27/06)

21. Shenandoah’s Pride, LLC	DE	5325 Port Royal Road Springfield, Virginia 22151	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	74-2952858	3203661	None

22. Southern Foods Group, LLC	DE	3114 S. Haskell Dallas, Texas 75223	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2571364	4380273	SFG Newco, LLC (6/28/07) Southern Foods Group, L.P. (6/30/07) SFG Capital Corporation (01/01/04)

23. Suiza Dairy Group, LLC	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	04-3742039	3098889

Robinson Dairy, LLC (12/23/09)

Country Delite Farms, LLC (12/31/08)

Dairy Fresh, LLC (12/31/08)

Dan Morton, LLC (8/31/09)

Dean Intellectual Property Services, Inc. (1/1/12)

Louis Trauth Dairy, LLC (12/31/08)

Exh. III-7

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

Broughton Foods, LLC (12/31/08)

Schenkel’s All-Star Dairy, LLC (12/31/08)

Pet O’Fallon, LLC (12/31/08)
DIPS Limited Partner (11/30/08)

DIPS GP, Inc. (11/30/08

Suiza Dairy Group Holdings, LLC (4/27/06)

Suiza Dairy Group, Inc. (4/27/06

Suiza Dairy Group GP, LLC. (12/31/02)

Suiza Fluid Dairy Group, L.P. (9/20/99)

Land-O-Sun Dairies, LLC
(12/31/14)

24. Tuscan/Lehigh Dairies, Inc.	DE	880 Allentown Rd. Lansdale, Pennsylvania 19446	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	33-1046774	2741400

Tuscan Dairy Farms, Inc. (4/17/97) (predecessor-in-interest)

Dellwood Foods, Inc. (4-18-97) (predecessor-in-interest)

Lehigh Valley Dairies, Inc. (4/19/97)

Tuscan/Lehigh Dairies, L.P. (12/31/02) (predecessor-in-interest)

Tuscan/Lehigh Management, L.L.C. (1/21/03)

Exh. III-8

Company	Jurisdiction of Organization	Place(s) of Business	Location of Records	Federal Employer Identification No.	State Organizational Number	Prior Corporate Names and Companies Merged

25. Verifine Dairy Products of Sheboygan, LLC	WI	1606 Erie Avenue P. O. Box 879 Sheboygan, Wisconsin 53082-0879	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	39-0677200	1V00632	Verifine Dairy Products Corporation of Sheboygan, Inc. (04/27/06)

26. Dairy Group Receivables, L.P.	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	75-2886410	3252887	Suiza Receivables, L.P. (12/21/01)

27. Dairy Group Receivables II, L.P.	DE	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	2711 North Haskell Avenue Suite 3400 Dallas, Texas 75204	02-0607708	3256737	None

Exh. III-9

EXHIBIT IV
NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Bank/Account	Originator	Lock-Box
Regions Bank 315 Deaderick Street Nashville, TN 37237-0210	Dean Dairy Holdings, LLC dba Purity Dairies, LLC	Purity Dairies LLC MSC# 4106000 P.O. Box 415000 Nashville, TN 37241-5000
JPMorgan Chase Bank, N.A.	Dean Foods Company	Brown’s Dairy P.O. Box 733258 Dallas, TX 75373-3258
JPMorgan Chase Bank, N.A. 125 Putnam Street Marietta, OH 45750	Suiza Dairy Group, LLC dba Broughton Foods, LLC	Broughton Foods, LLC 25854 Network Place Chicago, IL 60673-1258
JPMorgan Chase Bank, N.A. 10 S. Dearborn Chicago, IL 60670	Country Fresh, LLC — Grand Rapids	Country Fresh, LLC 21999 Network Place Chicago, IL 60673-1219
JPMorgan Chase Bank, N.A. 2200 Ross Swiss Avenue — Suite 1050 Dallas, TX 7501	Dean Dairy Holdings, LLC dba Creamland Dairies	Price’s Creameries P.O. Box 730771 Dallas, TX 75373
JPMorgan Chase Bank, N.A.	Midwest Ice Cream Company, LLC	Midwest Ice Cream Company, LLC 22573 Network Place Chicago, IL 60673-1225
JPMorgan Chase Bank, N.A. 10 S. Dearborn Chicago, IL 60670	Midwest Ice Cream Company, LLC	Midwest Ice Cream Company, LLC 21810 Network Place Chicago, IL 60673-1218

Exh. IV-1

Bank/Account	Originator	Lock-Box
JPMorgan Chase Bank, N.A. 2200 Ross Avenue, Suite 1050 Dallas, TX 75201	Southern Foods Group, LLC.- Border	Meadow Gold (Tulsa) P.O. Box 972384 Dallas, TX 75397-2384
JPMorgan Chase Bank, N.A. 2200 Ross Avenue — Suite 1050 Dallas, TX 75201	Southern Foods Group, LLC	Oak Farms Dairy (Houston) P.O. Box 973866 Dallas, TX 75397-3866
JPMorgan Chase Bank, N.A. 10 S. Dearborn Chicago, IL 60670	Suiza Dairy Group, LLC dba Schenkel’s All-Star Dairy, LLC	Schenkel’s All-Star Dairy, LLC 21438 Network Place Chicago, IL 60673-1217
First Hawaiian Bank 2411 S. King St Honolulu, HI 96826	Southern Foods Group, LLC	Meadow Gold (Hawaii) P.O. Box 30390 Honolulu, HI 96820-0390
JPMorgan Chase Bank	Dean Dairy Holdings, LLC dba Dean Illinois Dairies, LLC	Dean Illinois Dairies, LLC P.O. Box 23682 Chicago, IL 60694
Wells Fargo Bank	Dean Dairy Holdings, LLC dba Meadow Brook Dairy Company	Meadowbrook Dairy 75 Remittance Drive Suite 6443 Chicago, IL 60675-6443
Wells Fargo Bank	Dean Dairy Holdings, LLC dba Dean Dairy Products Company, LLC	Dean Dairy Products Company, LLC 75 Remittance Drive Suite 6450 Chicago, IL 60675-6450
Wells Fargo Bank	Garelick Farms, LLC — The Tuscan Depository	Tuscan Dairy Box # 3881 P O Box 8500 Philadelphia, PA 19178-3881
Wells Fargo Bank	Garelick Farms, LLC — The Lehigh Depository	Lehigh Valley Dairy Box # 3886 P O Box 8500 Philadelphia, PA 19178-3886

Exh. IV-2

Bank/Account	Originator	Lock-Box
Wells Fargo Bank	Garelick Farms, LLC— Garelick Farms of ME Depository	Garelick Farms of Maine Box # 3901 P O Box 8500 Philadelphia, PA 19178-3901
Wells Fargo Bank	Garelick Farms, LLC — The Garelick Farms Franklin Depository	Garelick Farms Franklin Box # 3906 P O Box 8500 Philadelphia, PA 19178-3906
Wells Fargo Bank	Garelick Farms, LLC dba Garelick Farms of NJ	Garelick Farms of New Jersey Box # 3916 P O Box 8500 Philadelphia, PA 19178-3916
Wells Fargo Bank	Garelick Farms, LLC dba Garelick Farms of NY	Garelick Farms of New York Box # 3921 P O Box 8500 Philadelphia, PA 19178-3921
Wells Fargo Bank	Garelick Farms, LLC dba Garelick Farms of Lynn	Garelick Farms of Lynn Box # 3926 P O Box 8500 Philadelphia, PA 19178-3926
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Suiza Dairy Group, LLC dba Dairy Fresh, LLC	Dairy Fresh, LLC P.O. Box 60898 Charlotte, NC 28260
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Dean Dairy Holdings, LLC dba Dean Milk Company, LLC	Dean Milk Company - Louisville P.O. Box 932970 Atlanta, GA 31193
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Land-O-Sun Dairies, LLC	Barber Dairies P.O. Box 60498 Charlotte, NC 28260-0498

Exh. IV-3

Bank/Account	Originator	Lock-Box
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Suiza Dairy Group, LLC dba Country Delite Farms, LLC	Country Delite Farms, LLC P.O. Box 932542 Atlanta, GA 31193-2689
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Dean Dairy Holdings, LLC dba McArthur Dairy, LLC	McArthur Dairy, LLC P.O. Box 932688 Atlanta, GA 31193-2689
Wells Fargo Bank 401 S. Tryon St., 3 Wells Fargo Center, 10th floor Charlotte, NC 28288	Dean Dairy Holdings, LLC dba T.G. Lee Foods, LLC	T.G. Lee Foods, LLC P.O. Box 932689 Atlanta, GA 31193-2689
Wells Fargo Bank	Mayfield Dairy Farms, LLC	Mayfield Dairy Farms, LLC P.O. Box 933321 Atlanta, GA 31193-3321
Wells Fargo Bank	Dean Foods Of WI	Dean Foods Of WI P.O. Box 1450 NW 8318 Minneapolis, MN 55485-6068 Friendly’s Lockbox 842648
Wells Fargo Bank 1200 W. 7th St., Suite T2-210 Los Angeles, CA 90017	Alta-Dena Certified Dairy, LLC	Alta-Dena Certified Dairy, LLC Dept. 2363 Los Angeles, CA 90084-2363
Wells Fargo Bank 42840 Christy St., Suite 100 Fremont, CA 94538	Berkeley Farms, LLC	Berkeley Farms, LLC — P.O. Box 39000 San Francisco, CA 94139-3405
Wells Fargo Bank Alburquerque, NM	Dean Dairy Holdings, LLC dba Creamland Dairies, LLC	Creamland Dairies, LLC P.O. Box 27508 Albuquerque, NM 87125

Exh. IV-4

Bank/Account	Originator	Lock-Box
Wells Fargo Bank	Dean Foods North Central, LLC	Dean Foods North Central, LLC P.O. Box 1450 NW 8318 Minneapolis, MN 55485-8318
Wells Fargo Bank 1445 Ross Avenue Dallas, TX 74202	Gandy’s Dairies, LLC	Gandy’s Dairies LLC P.O. Box 201263 Dallas, TX 75320-1263
Wells Fargo Bank 155 5th St, 6th Floor San Francisco, CA 94103	Model Dairy, LLC	Model Dairy, LLC Department 2170 Los Angeles, CA 90084-2170
Wells Fargo Bank 646 Bryant St. Denver, CO 80204-4122	Suiza Dairy Group, LLC dba Robinson Dairy, LLC	Robinson Dairy Department 1289 Denver, CO 80271-1289
Wells Fargo Bank 555 17th Street # 600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Salt Lake City) P.O. Box 959 Denver, CO 80291
Wells Fargo Bank 1445 Ross Avenue Dallas, TX 75202	Southern Foods Group, LLC	Oak Farms Dairy (Dallas) P.O. Box 200358 Dallas, TX 75320-0358
Wells Fargo Bank 1445 Ross Avenue Dallas, TX 75202	Southern Foods Group, LLC	Oak Farms Dairy (San Antonio) P.O. Box 200349 Dallas, TX 75320-0349
Wells Fargo Bank 1445 Ross Avenue Dallas, TX 75202	Southern Foods Group, LLC	Schepps Dairy (Dallas) P.O. Box 200300 Dallas, TX 75320-0300
Wells Fargo Bank 1445 Ross Avenue Dallas, TX 75202	Southern Foods Group, LLC	Southwest Ice Cream P.O. Box 201074 Dallas, TX 75320-1074

Exh. IV-5

Bank/Account	Originator	Lock-Box
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Billings) Dept. 964 Denver, CO 80271-0964
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Boise) Dept. 960 Denver, CO 80271
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Englewood) Dept 962 Denver, CO 80271
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Grand Junction) Dept. 275 Denver, CO 80271-0275
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Great Falls) Dept. 966 Denver, CO 80271
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Greeley) Dept. 961 Denver, CO 80271
Wells Payment Express 555 17th Street #600 Denver, CO 80202	Southern Foods Group, LLC	Meadow Gold (Kalispell) P.O. Box 965 Denver, CO 80271
Wells Fargo Bank P.O. Box 63020	Southern Foods Group, LLC	Meadow Gold (Las Vegas) Department 9373 Los Angeles, CA 90084-9373
Bank of America	Suiza Dairy Group, LLC dba Pet O’Fallon	Pet O’Fallon PO Box 500117 St. Louis, MO 63150-0117

Exh. IV-6

Bank/Account	Originator	Lock-Box
JPMorgan Chase Bank	Country Fresh, LLC	Country Fresh, LLC (Jilbert) PO Box 24135 Chicago, IL 60694
Wells Fargo Bank	Garelick Farms, LLC dba Ideal Dairy	Ideal Dairy PO Box 8500-785466 Philadelphia, PA 19178-785466
Wells Fargo Bank	Southern Foods Group, LLC, dba Oak Farms Dairy — Waco	Oak Farms Dairy PO Box 202193 Dallas, TX 75320
Wells Fargo Bank	Reiter Dairy, LLC	Reiter Dairy, LLC (Akron) 75 Remittance Dr., Suite 6469 Chicago, IL 60675-6469
Wells Fargo Bank	Reiter Dairy, LLC	Reiter Dairy, LLC (Springfield) 75 Remittance Dr., Suite 3038 Chicago, IL 60675-3038
Wells Fargo Bank	Dean Dairy Holdings, LLC dba Swiss Premium Dairy, LLC	Swiss Premium Dairy, LLC PO Box 8500-3866 Philadelphia, PA 19178-3866
JPMorgan Chase Bank	Dean Dairy Holdings, LLC dba Prices Creamries	Electronic Receipts
Wells Fargo Bank	Southern Foods Group, LLC	EFT Payment Account
Bank of America (Concentration Account)	Dean Foods Company	N/ A
Wells Fargo Bank	Alta-Dena Certified Dairy, LLC	Department 8522 Los Angeles, CA 90084-8522
Wells Fargo Bank	Dean Dairy Holdings, LLC dba Purity Dairies	Purity Dairies Lockbox Account

Exh. IV-7

Bank/Account	Originator	Lock-Box
PNC Bank, N.A. Saginaw, MI	Country Fresh, LLC	Grand Rapids Depository/route acct
Fifth Third Bank, N.A.	Dean Foods Company	720055 720057

Exh. IV-8